Exhibit 10.2
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              AGREEMENT OF AMENDMENT, SEVERANCE, AND MUTUAL RELEASE

     This Agreement of Amendment, Severance, and Mutual Release ("Agreement") is entered into by and between John P. Jewett ("Executive") and Switchboard Incorporated, its parent company(s) or entities, subsidiaries, corporate affiliates, or other related entities (collectively referred to herein as the "Company") (together, the "Parties").

     WHEREAS, Executive was employed as a full time employee by the Company beginning on October 28, 1998; and

     WHEREAS, Executive and the Company wish to resolve amicably and permanently all issues concerning Executive' employment and separation for their mutual benefit; and

     WHEREAS, the parties understand and agree that this Agreement is a settlement agreement and release of claims and does not constitute an admission of liability or wrongdoing on the part of either party, in regard to any matter;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the legal sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

     1. Payment Period. The Executive shall commence leave of absence status on November 2, 2001. He shall remain an employee of the Company, on leave of absence, until February 28, 2002 (the "leave of absence period"); Executive's employment with the Company shall terminate on February 28, 2002.

Throughout the leave of absence period and until May 2, 2002 ("the Payment Period"), the Executive will receive salary continuation equivalent to his base salary (i.e., the gross annualized rate of one hundred fifty thousand dollars ($150,000.00)("Base Salary"), in equal bi-weekly installments, consistent with the Company's regular payroll procedures. If the Executive obtains employment, provides consulting services, or otherwise performs work of the type and nature he performed for the Company for pay during the Payment Period, any salary continuation will cease unless as a result of the Executive's new employment, consulting, or other services, he receives base salary, or consulting fees, or other payments or fees lower than his Base Salary, in which case the Company will pay the Executive the difference between his Base Salary and such salary, consulting fees, or other payments or fees, for the remainder of the Payment Period.

The Executive's participation (including dependent coverage) in the life, health and dental insurance plans (excluding further participation in the existing 401K plan) of the Company in effect immediately prior to November 2, 2001 shall be continued, or equivalent benefits provided, by the Company at the Executive's then current contribution rate for such benefits throughout the Payment Period, so long as the Executive remains unemployed. If the Executive becomes benefit eligible at other employment during the Payment period, any continuing benefits will cease.

Provided further, it shall be the Executive's obligation to notify the Company immediately upon receiving salary from his reemployment, or fees from consulting services, or payment for services prior to May 2, 2002. In providing the Company such notice, Executive shall also identify the base salary, fees, or payment he is to receive in any such position(s).

Pursuant to the terms of Switchboard's 401K plan, Executive shall be entitled to leave investments made prior to November 1, 2001 in Switchboard's 401K plan.

Executive agrees and acknowledges that except as outlined herein, he is not entitled to any additional employee benefits during the Payment Period.

     2. Outplacement Services. The Company will pay for senior executive outplacement services for Executive provided by OI Partners and consisting of executive level services for up to nine (9) months from and after November 2, 2001.

     3. Q3:01 Bonus. The Company has paid Executive his quarterly bonus for the third calendar quarter of 2001. The Company represents that such bonus has been calculated in accordance with the Company's usual practice and calculation based on achievement of goals and objectives and in the same manner as other officers of the Company similarly situated, it being the intent of this subparagraph that Executive shall not have been treated less favorably than other officers of the Company having similar bonus plans.

     4. Stock Options. The Company acknowledges that effective February 25, 2002, Executive exercised his stock options for a total of 50,000 shares of the common stock of the Company under the Incentive Stock Option Agreement grant dated December 8, 1998 ( the "Shares"), and that all such Shares are vested as of the Effective Date of this Agreement. Executive agrees to limit his future sales of Shares to not more than an average sale of 2,000 Shares per trading day based on a trailing ten trading day rolling average beginning with the first such sale. Executive further agrees to inform Switchboard's President of Executive's plans for sale of Shares on an ongoing basis.

     5. Computer and Cellular Telephone. The Company hereby transfers to Executive all right and title to the Dell Latitude LT notebook computer and the Motorola StarTAC cellular telephone currently in Executive's possession.

     6. Releases.

     (a) Of the Company by Executive. Executive hereby fully, forever,
         ---------------------------
irrevocably and unconditionally releases, remises, and discharges the Company (which, to restate, includes Switchboard, Inc., its parent company(s) or entities, subsidiaries, corporate affiliates, or other related entities), and their officers, directors, stockholders, corporate affiliates, , agents, insurers, representatives, employees, and all persons acting by, through, for, or on behalf of the Company ("Releasees") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorney' fees and costs), of every kind and nature which he ever had or now has against the Releasees, including but not limited to all claims arising out of his employment and separation from employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss. 2000e et seq.; the Age Discrimination in Employment Act 29
                ------
U.S.C.ss.621 et seq.; the Americans with Disabilities Act, 42 U.S.C.ss. 12101 et
             ------                                                           --
seq.; the Family and Medical Leave Act 0f 1993, 29 U.S.C.ss. 2601 et seq.; the
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Massachusetts Fair Employment Practices Act, M.G.L. c. 151B,ss.1 et seq.; the
                                                                 ------
Massachusetts Workers' Compensation Act, M.G.L. c. 152, ss.75B; the Massachusetts Payment of Wages Statute, M.G.L. c. 249,ss.148; the Massachusetts Civil Rights Act, M.G.L. c. 12,ss.ss.11H and 11I; the Massachusetts Equal Rights Act, c. 93,ss.ss.102 & 103; M.G.L. c. 214,ss.1C; and all other employment discrimination claims, damages arising under any other state or federal law or local ordinance, as well as all claims for breach of contract, wrongful discharge claims or other common law claims and damages.

Notwithstanding the foregoing, the releases set forth above shall not apply to:

   I. Any claim Executive may file to enforce, or for breach of, this Agreement;

   II. Any claim in the nature of a counterclaim or defense against Releasees who institute or have instituted any actions against Executive;

   III. Claims in the nature of Workers' Compensation;

   IV. Claims arising under the Employee Retirement Income Security Act (ERISA), but only for previously vested benefits; and

   V. Any right the Executive would otherwise have to indemnification and defense pursuant to any Switchboard insurance policy or pursuant to the Company's Bylaws and Certificate of Incorporation.

     (b) Of Executive by the Company The Company (which, to restate, includes Switchboard Incorporated, its parent company(s) or entities, subsidiaries, corporate affiliates, and other related entities) hereby irrevocably and unconditionally releases, and forever discharges, the Executive, his successors, agents, heirs, and assigns, and all persons acting by, through, under or in concert with them, (collectively "Releasees") or any of them, from any and all claims, liabilities, obligations, promises, agreements, actions, causes of action, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever known or unknown, which the Company now has, owns, holds or claims to have, own, or hold, or which it previously had, held or owned, or which it may ever may have, own or hold, against each of any of the Releasees including but not limited to all claims arising from or related to acts committed in the course of and within the scope of his employment.

Notwithstanding the foregoing, the releases set forth above shall not apply to any claim or matter with respect to which the Executive has not met the standards that he would be required to meet, were he seeking indemnification by the Company under Article Eighth, Section 1. of the Company's Restated Certificate of Incorporation in effect as of the date of this Agreement or any subsequent amendments or replacements thereof, in order to be entitled to such indemnification.

     7. Unemployment/COBRA. The Company agrees not to contest or oppose any claim or application Executive may make or has made for unemployment compensation benefits or COBRA benefits.

     8. Non-Disparagement. Except as otherwise required by law, Executive, on the one hand, and the Company and its officers and directors, on the other hand, agree to refrain from any disparagement, defamation, libel or slander of the other.

     9. Indemnification and Defense. The Company hereby acknowledges and confirms its obligation to indemnify and defend the Executive from and against claims, actions, suits and proceedings brought against him by reason of the fact that he was an officer of the Company or by reason of actions allegedly taken or omitted by him in such capacity, in the manner and subject to the limitations set forth in Article Eighth of the Company's Restated Certificate of Incorporation. Other than the action styled Docket No. 01 CV 10595, S.D.N.Y 2001, Executive warrants that there are no threatened or pending claims, actions, suits or proceedings against him of which he has received notice, for which he is or would be eligible to be indemnified by the Company under its Certificate of Incorporation.

     10. Confidentiality. The parties agree to keep this Agreement strictly confidential. The parties agree not to reveal the terms of this Agreement to anyone, except to their respective attorneys, accountants, and financial advisors, and, in the case of Executive, to his immediate family, his health professionals, and to the Massachusetts Division of Employment and Training in order to obtain unemployment compensation benefits, and with respect to the Company, on a strict business need to know basis. Further, the parties understand that they may disclose the existence and terms of this Agreement to these individuals only on the condition that they agree, prior to disclosure, not to reveal this information to anyone, either directly or by implication. Each party, however, may reveal the terms of this Agreement:(a) By agreement of all parties;(b) Whenever ordered by a court of competent jurisdiction or otherwise required by law or regulation;(c) Whenever required to do so in order to enforce its rights or comply with obligations under this Agreement; and (d) To the Internal Revenue Service or other taxing authority in connection with a determination of the tax consequences of this Agreement.

     11. Survival. The Company agrees that if Executive dies during the Continuation Period and prior to receipt of all of the payments and benefits provided for in or under this Agreement or the other agreements which are referenced in this Agreement, the Company will during such Term provide to Executive's estate the payments and other benefits provided for in this Agreement as if Executive had continued living. This Agreement and the other agreements which are referenced in this Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by Executive, the Company, their respective heirs, executors, administrators, successors, and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement and the other agreements which are referenced in this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from the merger or to which the Company's assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement.

     12. Integration. This Agreement comprises the entire agreement of the parties and supersedes and cancels all previous negotiations and agreements in connection with the subject matter of this Agreement, provided that:
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   (a)  The Invention and Non-Disclosure Agreement executed by Executive on
   October 28, 1998;

   (b) The Incentive Stock Option Agreements evidencing stock option grants dated December 8, 1998, October 13, 1999, and March 1, 2001, respectively, as all such agreements may have been previously amended;

shall remain in full force and effect according to their respective terms, except insofar as such terms shall be deemed modified by the terms of this Agreement.

     13. Modifications. This Agreement may not be modified in any manner, except in writing signed by each of the parties hereto. This Agreement may be executed in counterpart originals.

     14. Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement,

   (a) He is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act;

   (b) He has received consideration beyond that to which he may have been previously entitled

   (c) He has been advised to consult with an attorney before signing this Agreement; and(d) He has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to the execution of this Agreement. If the Executive elects not to take the full twenty-one (21) days, he agrees that he has done so knowingly, voluntarily, and with full understanding that he is waiving a statutory right to consider this Agreement for twenty (21) days.

Executive may revoke this Agreement (by written notice to the Company) for a period of seven (7) days after the execution of the Agreement, and it shall be enforceable only after the expiration of this revocation period without prior revocation by Executive. The release by Executive contained herein shall not become effective or enforceable until said seven (7) day period has expired, which date shall be the "Effective Date" of this Agreement. The revocation of this Agreement by Executive pursuant to this Paragraph shall render this Agreement null and void.

     15. No Additional Payments or Benefits. Executive agrees that any other payments, benefits or other remuneration from the Company, not listed in paragraphs 1, 2, 3, 4, or 5 above, shall cease as of November 1, 2001.

     16. Return of Property. Executive agrees that at the time of executing this Agreement he shall return all property belonging to the Company including, but not limited to, all keys, office equipment, documents, records, customer files, written materials, electronic information, credit cards, and other Company property (originals or copies in whatever form) in his possession, except as provided in paragraph 5 above.

     17. Breach. Executive acknowledges that any material breach by him of any of the terms of this Agreement shall immediately relieve and excuse the Company from its obligations under Paragraphs 1 and 2 herein, and the Company shall have the right to seek any other legal or equitable relief that may be available.

Upon notice of any alleged breach, the Company shall provide Executive written notice of the alleged breach, and five (5) days from receipt of the notice to cure said breach, if possible. If the breach is of the type for which no cure is possible, the Company shall have no duty to offer Executive the opportunity to cure. Written notice shall be provided to Executive at the following address:

     18. Cooperation. Executive agrees and covenants that he shall cooperate with the Company, in any manner which the Company reasonably requests, in any pending or future litigation in which the Company is a party (including, without limitation, the action styled Docket No. 01 CV 10595, S.D.N.Y., 2001), and regarding which Executive, by virtue of his employment with the Company, has knowledge or information relevant to said litigation. To the extent reasonably possible, the Company agrees that such cooperation will be at a mutually agreeable time and place. The Company further agrees that, if reasonably possible, such cooperation shall be by telephone, e-mail, fax or mail, rather than in person. The Company agrees to reimburse Executive for his reasonable expenses incurred in connection with such cooperation. The Company will make every reasonable effort to ensure that such cooperation will not interfere with any future employment Executive shall obtain.

     19. No Rehire. Executive shall not seek employment or any agency relationship with the Company at any time. For purposes of this paragraph only "the Company" shall mean Switchboard, Inc. and Epresence, Inc. as those corporations are presently configured, regardless of the name of the corporate entity.

     20. Severability. If any of the provisions of this Agreement are held invalid, the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.


     21. Corporate Authority. The Company represents and warrants that: (a) it has full power and authority to execute this Agreement and amend the other agreements contemplated herein to which it is a party, and to consummate the transactions contemplated hereby and thereby; and (b) the execution and delivery by the Company of this Agreement and the amendment of the other agreements to which it is a party and which are referenced in this Agreement, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action.

     The parties further state that they have carefully read the foregoing Agreement, know the contents thereof, freely and voluntarily assent to all of the terms and conditions thereof, and sign the same as their own free act.

     22. Governing Law. This Agreement shall in all respects be interpreted, enforced, governed and construed by and under the laws of the Commonwealth of Massachusetts.

     23. Knowing and Voluntary. The Executive represents that he has been advised, and has had the opportunity, to thoroughly discuss all aspects of this Agreement with legal counsel, that he has read and understands the provisions herein, and that he is voluntarily, without coercion or duress, entering into this Agreement.

     PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.


     Executed under seal as of this 26th day of February, 2002.

                                  SWITCHBOARD INCORPORATED

   /s/John Jewett            By:  /s/Douglas J. Greenlaw
   --------------                 ----------------------
   John Jewett                    Douglas J. Greenlaw
                                  Its: Chief Executive Officer


Date:2/26/02                 Date:2/26/02
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





COMMONWEALTH OF MASSACHUSETTS       )
                                    )  SS Westboro, MA
COUNTY OF WORCESTER                 )



John P. Jewett, personally known to me, appeared before me this 26th day of February, 2002, and declared the foregoing Release to be his free act and deed.

                                        /s/Carolyn Ramm
                                        ---------------------------------
                                        Notary Public

                                        My Commission Expires: 6/21/07
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